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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         BEAUTICONTROL COSMETICS, INC.


       BeautiControl Cosmetics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

       DOES HEREBY CERTIFY:

       FIRST: That the following resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof were adopted by Unanimous Consent of the Board of Directors of the Corporation, dated February 9, 1987. The resolutions setting forth the proposed amendment are as follows:

              "RESOLVED, that Article Eleventh of the Restated Certificate of Incorporation be, and it hereby is, amended by adding thereto the following paragraph:

              "To the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification."

              and, be it

              FURTHER RESOLVED, that the foregoing amendment to the Restated Certificate of Incorporation of the Corporation be submitted to the stockholders of the Corporation for their consideration at the next Annual Meeting of Stockholders of the Corporation in accordance with
       Section 242 of the Delaware General Corporation Law."

       SECOND: That thereafter, an Annual Meeting of the Stockholders of the Corporation was duly called and held on March 26, 1987, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation at which meeting the necessary-number of shares as required by statute were voted in favor of the amendment.
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       THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

       FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

       IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Richard W. Heath, its President, and Vicki S. Miller, its Secretary, this 30th day of March, 1987.


                                      BEAUTICONTROL COSMETICS, INC.


                                      By: RICHARD W. HEATH
                                          --------------------------------------
                                          President



                                      ATTEST: VICKI S. MILLER
                                              ----------------------------------
                                              Secretary





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